                                                                       EXHIBIT 2



                           SHARE PURCHASE AGREEMENT
                           ------------------------



                                    between



               G.M. HILHORST HOLDING B.V. AND LEBAM BEHEER B.V.
               ------------------------------------------------

                                as the Sellers



                                      and



                            SS&C TECHNOLOGIES, INC.
                            -----------------------

                               as the Purchaser



                -----------------------------------------------
                          for the acquisition by the
                     Purchaser of the entire issued share
                         capital of Mabel Systems B.V.
                -----------------------------------------------

                                 NAUTA DUTILH
                                   Amsterdam



Place: Amsterdam
Date: 14 November 1997

                            SHARE PURCHASE AGREEMENT



The Undersigned:


   (1)  G.M. HILHORST HOLDING B.V., a private company with limited liability
        --------------------------
        organized under the laws of the Netherlands, having its registered office in Amsterdam, the Netherlands, as the Seller ("Seller I"); and

   (2)  LEBAM BEHEER B.V., a private company with limited liability organized
        -----------------
        under the laws of the Netherlands, having its registered office in Castricum, the Netherlands, as the Seller ("Seller II");

   hereinafter jointly referred to as "the Sellers";

   (3)  G.M. HILHORST, a Dutch citizen residing at Singel 475, 1012 WP
        -------------
        Amsterdam, the Netherlands, ("Hilhorst");

   (4)  B.C. EELTINK, a Dutch citizen residing at Alkmaarderstraatweg 67, 1901
        ------------
        DA Castricum, the Netherlands, ("Eeltink");

   and

   (5)  SS&C TECHNOLOGIES, INC., a company organized under the laws of the State
        -----------------------
        of Delaware, United States of America, having its principal place of business in Bloomfield, Connecticut, United States of America as the Purchaser (the "Purchaser");

   WHEREAS:
   -------

A. Seller I has full right and title to 280 of the 400 issued and outstanding shares (numbers 1 through 280) with a nominal value of NLG 100.00 each in the share capital of Mabel Systems B.V., a private company with limited liability organized under the laws of the Netherlands, having its registered office in Amsterdam, the Netherlands (the "Company");

B. Seller II has full right and title to 120 of the 400 issued and outstanding shares (numbers 281 through 400) with a nominal value of NLG 100.00 each in the share capital of the Company;

C. Hilhorst is the sole managing director of Seller I and holder of all issued shares in the share capital of Seller I;

D. Eeltink is the sole managing director of Seller II and holder of all issued shares in the share capital of Seller II;

E. The shares referred to under A. and B., being 100% of the issued shares in the share capital of the Company, hereinafter referred to as the "Shares";

F. The Sellers wish to sell the Shares in the Company to the Purchaser and the Purchaser wishes to purchase the Shares from the Sellers for the purchase price and subject to the terms and conditions set forth in this agreement (the "Agreement");

   NOW, THEREFORE IT IS HEREBY AGREED AS FOLLOWS:
   ---------------------------------------------

   ARTICLE 1.  SALE AND TRANSFER OF SHARES
   ---------------------------------------

   1.1 The Sellers hereby sell the Shares to the Purchaser and the Purchaser hereby purchases the Shares from the Sellers.

   1.2 The transfer of the Shares shall be effected as at the date hereof ("the Closing Date") by means of a separate notarial deed to be executed before a civil law notary of Nauta Dutilh, attorneys, civil law notaries and tax advisors, Amster dam, the Netherlands, or any of their deputies, which transfer shall be registered in the shareholders' register kept by the Company.

   1.3 The Sellers hereby represent and warrant that the restrictions on the sale and transfer of shares in the Company as contained in the articles of association of the Company have been duly observed with respect to the sale and transfer of the Shares provided in this Agreement.

   ARTICLE 2.  PURCHASE PRICE AND PAYMENT
   --------------------------------------

   2.1 The purchase price for the Shares (the "Purchase Price") consists of the following elements:

        a. unregistered SS&C Technologies, Inc. common stock with a par value of $ 0.01 (the "SS&C Shares") with an aggregate value of approximately (US$ 750,000.00). The exact number of SS&C Shares will, for the purposes of this Article 2., be determined as follows: the value of one SS&C Share will be the average closing price per share on the Nasdaq National Market for a ten (10) business day period, commencing five (5) business days before the Closing Date and ending four (4) business days after the Closing Date. The total number of shares to be transferred to the Sellers as part of the Purchase Price will be established by dividing US$ 750,000.00 by the value of one SS&C Share as determined in accordance with the above. The SS&C Shares are subject to the restric tions on transfer set forth in Article 10.

        b. a cash payment of US$ 850,000.00 (eight hundred thousand US dollars) to be paid in four installments. The first installment of US$ 475,000.00 (four hundred seventy five thousand US dollars) will be paid on the Closing Date by wire transfer to the bank account of the Dutch civil law notary as mentioned in Article 1.2. The second, third and fourth installments, each installment of US$ 125,000.00 (one hundred twenty five thousand US dollars) will be paid on respectively the first, second and third anniversaries of the Closing Date. Each payment of the installments to Seller I and Seller II is conditional to the continued employment of respectively Hilhorst and Eeltink with the Company as of the date of payment, whereby it is agreed and understood that the Sellers will also be entitled to payment of the installments if the employ-ment agreements of the Company with Hilhorst and Eeltink are termi-nated and Hilhorst and Eeltink cannot be reproached for this termination, unless the termination is made at the request of Hilhorst and/or Eeltink. If either Hilhorst or Eeltink is still employed by the Company and Seller I (in the event Hilhorst is still employed) or Seller II (in the event Eeltink is still employed), as the case may be, would therefore be entitled to payment of its part of the installments (as set forth in Article 2.3), such Seller is entitled to its part of the installments notwithstanding the fact that the other Seller is not entitled to any payment of its part of the installments because Eeltink or, as the case may be, Hilhorst, is not employed by the Company anymore.

        c. a further cash payment, if any, described in Article 4 of this Agreement.

2.2 The total number of SS&C shares to be transferred to the Sellers on the basis of Article 2.1 will be divided between Seller I and Seller II in accordance with their respective percentage of shares in the share capital of the Company, being 70% for Seller I and 30% for Seller II. The respective SS&C Shares will be transferred to Seller I and Seller II ultimately 15 (fifteen) days after the Closing Date.

2.3 The amount of US$ 475,000.00 will, immediately after the Closing Date, be transferred by the civil law notary to the Sellers as follows: An amount of US$ 332,500.00 shall be transferred to the bank account of Seller I with ABN AMRO Bank in Amsterdam, bank account number
        54.53.12.906. An amount of US$

        142,500.00 shall be transferred to the USD bank account of Seller II with ING Bank in Castricum, bank account number 02.10.45.046. Any further installments as referred to under Article 2.1 will be transferred by the Purchaser to the Sellers in accordance with their respective percentage in the share capital of the Company, therefore US$ 87,500.00 to Seller I and US$ 37,500.00 to Seller II, to the bank accounts of Seller I and Seller II mentioned above.

ARTICLE 3.  ADJUSTMENT TO PURCHASE PRICE
----------------------------------------

3.1 Should it be found in accordance with the provisions of the following clauses of this Article 3 that the net book value of the Company as at the Closing Date is less than NLG 0 (zero), then the Purchase Price shall be reduced by an amount equal to the established shortfall.

3.2 Should it be found in accordance with the provisions of the following clauses of this Article 3 that the net book value of the Company as at the Closing Date exceeds NLG 0 (zero), then the Purchase Price shall be increased by an amount equal to the established excess.

3.3 For the purpose of determining the net book value of the Company, the Purchaser's auditors shall prepare a draft for a closing balance sheet as at the Closing Date (the "Closing Accounts") in keeping with the methods used by the Company in the past, whereby it is agreed and understood that no provisions will be made in respect of the change into Euro-currency and the year 2000-problem and all costs in respect of Windows will not be activated, and the Purchaser shall submit such draft no later than 60 days after the Closing Date to the Sellers for the Sellers to review and to submit all their objections -- if any -- against such draft to the Purchaser within 45 days after the draft has been submitted to the Sellers. Should the parties fail to reach agreement on any objection raised by the Sellers within 14 days thereafter, then each of the Sellers may decide that any such unresolved matters or disputes (for the purpose of this Article 3: the "Open Issues") shall be resolved in accordance with the provisions of Article 3.4.

        Should the Sellers have failed to submit their objections against the draft Closing Accounts to the Purchaser within 45 days after the draft Closing Accounts have been submitted to them by the Purchaser or the Sellers do not decide within 45 days after the Draft Closing Accounts have been submitted to them to have the Open Issues resolved in accordance with the provisions of Article 3.4, then the Closing Accounts and the net book value reflected therein shall be deemed to have been finally established for the purpose of this Agreement in accordance with the draft as submitted by the Purchaser to the Sellers.

   3.4 The Open Issues shall exclusively be submitted to and settled by a reputable firm of accountants (for the purpose of this Article 3: the "Accountants"), not being the Purchaser's or the Sellers' accountants, to be jointly appointed by the parties hereto within 14 days after the period of 14 days as referred to under Article 3.3 above has elapsed, or, if the parties fail to agree on such appointment, within that period, by such registered accountant as shall be appointed by the Chairman of the Netherlands Institute of Registered Accountants ("NIVRA"). The parties shall within 14 days after such appointment submit the draft Closing Accounts and statements of their respective positions in writing to the Accountants.

        The parties undertake to procure that the Accountants shall finally resolve the Open Issues by way of a binding advice and shall notify the parties of their decision, inter alia certifying the amount of the net book value that they established, as promptly as possible and in any event no later than 30 days after the draft Closing Accounts and the written statements of the parties have been submitted to the Accountants. The fees and expenses arising out of the engagement of the Accountants shall be borne equally by the Sellers and the Purchaser.

        The failure of either the Sellers or the Purchaser to timely submit to the Accountants a written statement of its position or to otherwise fail to respond to any request of the Accountants for information shall not preclude or delay the Accountants' determination of the Open Issues on the basis of information that is submitted.

   3.5 Ultimately within 7 days after the net book value has been established by the parties pursuant to Article 3.3 or by the Accountants pursuant to
        Article 3.4, the Sellers shall pay the amount of the shortfall referred to in Article 3.1 agreed between the parties or, as the case may be, as established by the Accountants, to the Purchaser, or, as the case may be, the Purchaser shall pay the amount of the excess referred to in
        Article 3.2 agreed between the parties or, as the case may be, as established by the Accountants, to the Sellers in accordance with their respective percentage of shares in the share capital of the Company, being 70% for Seller I and 30% for Seller II.

ARTICLE 4.  FURTHER PAYMENT AS PART OF THE PURCHASE PRICE
---------------------------------------------------------

   4.1  On 14 January 2001, a further cash payment as referred to in Article 2.1
        (c) will be paid as part of the Purchase Price to the Sellers provided that both Hilhorst and Eeltink remain employed by the Company as from the Closing Date throughout 31 December 2000. The aggregate further payment, which will be paid to the Sellers in accordance with their respective percentage of shares in the share capital of the Company prior to the Closing Date, being 70% for Seller I and 30% for Seller II, will be calculated in accordance with the following formula:

        1998-2000 Revenues                                     aggregate further payment
        USD's (millions)                                       USD's (millions)
        ------------------                                     -------------------------
        less than equal to  6.0                                0.00
        greater than equal to 6.0 and less than 7.0            0.20
        greater than equal to 7.0 and less than 8.0            0.40
        greater than equal to 8.0 and less than 9.0            0.70
        greater than equal to 9.0 and less than 10.0           1.00
        greater than equal to 10.0 and less than 11.0          1.25
        greater than equal to 11.0 and less than 12.0          1.55
        greater than equal to 12.0                             1.90

     , whereby 50% of the Revenues is to be calculated in Netherlands Guilders at an exchange rate of two (2) Netherlands Guilders against one (1) US Dollar.

     For the purposes of this Article 4.1, the Purchaser shall submit a yearly statement reflecting the amount of the Revenues in that year to the Sellers as soon as possible after the end of the relevant financial year. For the purposes of this Article 4.1, "Revenues" are to be established in accordance with US GAAP and are defined as the total revenues derived from sales, service and/or maintenance activities of the Company worldwide, plus any revenues derived from sales, service and/or maintenance activities in the Netherlands with respect to all current back- and front office products or successors thereof of the Purchaser not being actuarial software related products.

4.2  The Sellers will also be entitled to the further payments referred to in
     Article 4.1 if the employment agreements of the Company with Hilhorst and Eeltink are terminated and Hilhorst and Eeltink cannot be reproached for this termination, unless the termination is made at the request of Hilhorst and/or Eeltink. If one of the Sellers would be entitled to further payments on the basis of this Article 4.1, it is entitled to its part of the further payments notwithstanding the fact that the other Seller is not entitled to any further payments. If either Hilhorst or Eeltink dies prior to 14 January 2001, Seller I or, as the case may be, Seller II is not entitled to any further payments under Article 4.1, unless the Revenues up to the moment of the death of either Hilhorst or Eeltink exceed US$ 6 million.

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES
------------------------------------------

The Sellers hereby, jointly and severally, make the following representations and warranties ("the Representations and Warranties") to the Purchaser, whereby it is understood that although the Purchaser has made a so-called due diligence investigation (with respect to which investigation the Dutch Parties, as defined below, have given the Purchaser their full cooperation), this investigation shall not relieve the Sellers of any of their obligations under the Representations and Warranties:

1.   Statements in the Preamble
     --------------------------
     The statements contained in the Preamble to this Agreement are true, complete and accurate.

2.   Corporate Standing
     ------------------
     The Company is duly organized and validly existing under the laws of the Netherlands as a "besloten vennootschap met beperkte aansprakelijkheid" (private company with limited liability). The Company has all requisite corporate power and authority to own and operate its properties and to carry on its business as now being conducted. The Company has all permits, licenses and authorizations required by any governmental authority for the conduct of its business.

3.   Articles of Association
     -----------------------
     The articles of association of the Company, as currently in force, are attached to this agreement as ANNEX 5.3 and no amendment of the articles of
                                   ---------
     association is pending.

4.   Capital and Shares
     ------------------
     There are no depositary receipts of shares. The Shares have been validly issued and fully paid up and are free from all charges, liens and encumbrances whatsoever, including, without limitation, security rights ("zekerheidsrechten"), other rights in rem ("zakelijke rechten"), or attachments ("beslagen"). The Sellers are entitled without any restriction to sell and transfer the Shares free and clear of all aforementioned rights and interests. The Company is not under any obligation whatsoever to issue any further shares or debentures and no resolution to that effect has been passed in respect of the Company. Apart from the obligations resulting from this Agreement, there are no obligations with respect to any of the Shares.

5.   Shareholders register
     ---------------------
     The shareholders register, a copy of which is attached hereto as ANNEX 5.5,
                                                                      ---------
     is correct and complete.

6.   Trade Register
     --------------
     The Company is registered in the Trade Register of the Chamber of Commerce of Amsterdam under file number 204.206. An extract ("the Extract") of that registration is attached hereto as ANNEX 5.6. All information set forth in
                                        ---------
     the Extract is correct and complete.

7.   Power of attorney
     -----------------
     The Company has granted no powers of attorney to third parties (including any of the Employees as defined below) authorizing such third party to represent the Company in general or for any special purpose other than those listed in ANNEX 5.7.
                     ---------

8.   Authority
     ---------
     This Agreement, when signed by the Sellers and Hilhorst and Eeltink (collectively referred to as: the "Dutch Parties" and individually referred to as: a "Dutch Party"), shall be validly executed by the Dutch Parties and shall constitute a valid and binding obligation of the Dutch Parties, enforceable in accordance with its terms. The execution and performance by any Dutch Party of this Agreement will not (i) conflict with, or result in any breach, violation of or default (or give rise to any rights of termination, cancellation or acceleration) under, the articles of association of the Company or any note, bond, mortgage, lease, license, permit, agreement or other instrument or obligations to which the Company or the Dutch Parties are a party or by which either is bound; or (ii) violate any law, order, rule or regulation applicable to the Company or the Dutch Parties. On the part of the Dutch Parties no consent or approval by any governmental authority is required in connection with the execution and performance of this Agreement by the Dutch Parties.

9.   The Financial Statements
     ------------------------
     The balance sheet ("the Balance Sheet") of the Company as at 31 December 1996 ("the Balance Sheet Date") and its profit and loss account for the year then ended, true copies of which are attached to this Agreement as ANNEX 5.9, have been prepared in accordance with the requirements of all
     ---------
     relevant laws and accounting principles generally accepted in the Netherlands and give a true and fair view of the assets and liabilities of the Company on the Balance Sheet Date.

10.  Absence of Certain Changes or Events
     ------------------------------------
     From the Balance Sheet Date up to and including the Closing Date, there has been no change in the condition, financial or otherwise, of the Company which has adversely affected its net worth or in general its business, properties or financial condition and the Company has not incurred any further or other liabilities than as shown in the Balance Sheet, other than changes which have occurred in the ordinary course of its business. In particular, no assets have been acquired or disposed of and no contracts or commitments have been entered into in the period referred to in the previous sentence, other than disclosed in the Agreement or any of the Annexes hereto and other than changes which have occurred in the ordinary course of business.

11.  Dividends
     ---------
     All dividends and other contributions payable by the Company in respect of the financial year ended on the Balance Sheet Date and all previous financial years have been duly paid. Since the Balance Sheet Date no (interim) dividends have been paid by the Company and the Sellers have no right to receive any (future) dividend or other contribution from the Company.

12.  Legality of the Business of the Company
     ---------------------------------------
     The conduct of the Company's business has not been in violation with any provisions of any applicable laws, orders, regulations or requirements of any governmental agency having jurisdiction thereof, including but not limited to customs and environmental laws. The Company has received no notice of any violation of such laws, orders, regulations or requirements.

13.  Corporate Name; Tradename
     -------------------------
     The Company does not carry on business under any name other than its corporate name.

14.  Intellectual property rights
     ----------------------------
     The Company has not registered any trademarks, nor does it own any patents, model and design rights.

     The Company is the sole and exclusive owner of the copyrights in the works listed in ANNEX 5.14.1. No license or other right in respect thereof,
               ------------
     other than under the licence agreements as stated in ANNEX 5.14.2, has been
                                                          ------------
     granted or agreed to be granted to any third party. The Company has taken all measures necessary to preserve and maintain the aforementioned copyrights.

     The copyrights held by the Company are sufficient for the carrying out of its business in the present form. The carrying on of the Company's business does not infringe upon intellectual and industrial property rights of any third party and the Company is not liable for the payment of any royalty or compensation in any form in connection with intellectual and industrial property rights of any third party; the carrying on of the business does not render the Company liable for the infringement of intellectual and industrial property rights of any third party.

     The Company has not, except as set forth in the license agreements listed in ANNEX 5.14.2, undertaken any obligation with respect to its know-how,
        ------------
     confidential information or lists of customers and has not communicated any of the foregoing or permitted any of the foregoing to be communicated to third parties.

15.  Agreements
     ----------
     The conclusion and performance of the Agreement does not conflict with or result in the termination of any agreement, nor is there any specific information that any customer of the Company will terminate its agreement with the Company as a result of or in connection with the conclusion and performance of the Agreement.

     All license agreements and service agreements entered into by the Company, whether in writing or orally, are enforceable by the Company.

     The Company has fulfilled all of its obligations required to be performed by it and is not in default under any agreement, written or oral, of whatsoever nature to which it is a party.

     Except as listed in ANNEX 5.15 hereto, the Company has not concluded any
                         ----------
     loan agreements (either as a lender or as a borrower).

16.  Insurance
     ---------
     The Company has concluded and maintains in full force and effect the insurance policies listed in ANNEX 5.16 hereto, which insurance policies
                                  ----------
     adequately cover all risks in respect of which a company similar to the Company would normally be insured. All premiums on these insurance policies, which have fallen due on or before the Closing Date, have been paid and all obligations under these policies have been fulfilled by the Company. There are no circumstances which may nullify any insurance policy or which may cause premiums to be increased or the deductibles to be reduced.

17.  Freehold Property
     -----------------
     All assets belonging to the business conducted by the Company are owned by the Company, except as listed in ANNEX 5.17. The Company has full title to
                                      ----------
     the freehold property and all deeds and documents relating thereto are in the possession of the Company. The freehold property is not subject to any encumbrances or any other property rights of any nature whatsoever.

18.  Leasehold Property
     ------------------
     The leasehold property listed in ANNEX 5.18.1 hereto comprises all real
                                      ------------
     property leased by the Company. No other agreements, whether verbal or in writing, pertaining to the leasehold property exist. There are no plans, other than described in ANNEX 5.18.2, for the premature termination of the
                             ------------
     lease agreements.

19.  Litigation
     ----------
     Unless disclosed in ANNEX 5.19 hereto, the Company is not engaged in any
                         ----------
     legal action and there are no proceedings (including arbitration proceedings) pending and, as far as the Sellers are aware, no investigations pending or threatened against or affecting the Company, which might involve any liability not fully covered by insurance or provided for in the Balance Sheet or which might result in any material adverse change in the business, operations, or in the conditions, financial or other, of the Company, nor is there any basis for such legal action, proceedings or investigations.

20.  Employees
     ---------

     a.   ANNEX 5.20 hereto contains a complete list of all employees in the
          ----------
          service of the Company ("the Employees"), as well as the date on which each of them entered into their service, the current salary per month, the function, the date of birth and the conditions of their employment (including usual bonuses, pension regulation etc.).

     b. There is no dispute outstanding with any of the Employees in relation to their employment in the Company and such disputes are not antici-pated.

     c. The Company has fulfilled all of its obligations in respect of any of its Employees relating to the period prior to the Closing Date.

     d. Apart from the Employees no person can claim to have a (full-time or part-time) labor agreement (either orally or in writing) with the Company.

21.  Subsidiaries and Branches
     -------------------------
     The Company does not have any subsidiaries or branches.

22.  Tax Matters
     -----------

     a. The Company has always filed all tax, be it governmental or local, and social security contributions returns which should have been filed, including but not limited to those relating to corporation tax, wage tax and VAT, and has always paid all the taxes (be it governmental or local) including but not limited to corporation tax, wage tax, VAT and social security contributions which have become due or have been assessed until the Closing Date.

          The Company has no outstanding liabilities for taxes or social security contributions except as appear from the Balance Sheet or those that have since the date thereof arisen in the ordinary course of business.

     b. No (additional) assessments have been imposed upon the Company by any governmental authority in respect of any tax or levy, any grant or premium received, or any social security contributions regarding the period preceding the date of this Agreement, nor will any such (addi-tional) assessment be imposed in respect of taxes and/or social security contributions related to the period prior to Closing.

23.  No material Information Undisclosed
     -----------------------------------
     The Dutch Parties have prior to the conclusion of the Agreement disclosed and have furnished to the Purchaser all information which can reasonably be considered to be of the Purchaser's interest and/or is material for an accurate appraisal of the business, the assets, the liabilities, and the affairs of the Company.

24.  Investment Representations
     --------------------------
     With respect to the SS&C Shares to be issued to and acquired by the Dutch Parties hereunder, each Dutch Party severally represents as follows:
     a. The Dutch Party will be acquiring the SS&C Shares to be issued to such Dutch Party for his or its own account for investment only, and not with a view to, or for sale in connection with any distribution of such SS&C Shares in violation of the United States Securities Act of 1933, as amended (the "Securities Act"), or any rule or regulation under the Securities Act or any state or foreign securities law.

     b. The Dutch Party is not a U.S. person, as defined in Regulation S under the Securities Act, and has signed this Agreement outside the United States.

     c. The Dutch Party understands and acknowledges that (i) the SS&C Shares have not been registered under the Securities Act and may not be offered or sold in the United States or to, or for the account of benefit of, any U.S. person unless such securities are registered under the Securities Act or such offer or sale is made pursuant to an exemption from the registration requirements of the Securities Act, and (ii) the SS&C Shares are being distributed by the Purchaser pursuant to the terms of Regulation S, which permits securities to be sold to non-U.S.

          persons in "offshore transactions" (as defined in Regulation S), subject to certain terms and conditions.

ARTICLE 6.  CONSEQUENCES OF BREACH OF REPRESENTATIONS AND WARRANTIES
--------------------------------------------------------------------

6.1 The Sellers undertake to hold the Purchaser and the Company harmless against any claim from any third party the absence of which is warranted pursuant to Article 5 of this Agreement.

6.2 In the event that it should be found that any matter which is the subject of the Representations and Warranties is not as warranted or represented, the Sellers shall, in accordance with their respective percentage in the share capital of the Company prior to the Closing, compensate the Purchaser and/or the Company (whichever shall be deemed more appropriate by the Purchaser) on first demand for any damages, fees and expenses (including but not limited to auditing costs incurred in investigating any matter which the Purchaser may reasonably suspect to give rise to a claim under this paragraph, as well as all costs of legal advice) suffered or incurred by the Purchaser and/or the Company by reason of or in connection with such breach of the Representations and Warranties. Claims on the basis of the Representations and Warranties can only be made:

     (i) with respect to the Representations and Warranties regarding taxes and/or social security contributions: within six months after the relevant statutory period has expired within which the competent authorities may claim payment from the Company;

     (ii) with respect to all other Representations and Warranties: within two years after the Closing Date.

6.3 The Purchaser will notify the Dutch Parties within 30 days if any third party files a claim the absence of which has been warranted pursuant to
     Article 5 of this Agreement and will furthermore take reasonable steps to defend itself or have the Company defended against such claims.

6.4 The aggregate liability of the Sellers shall not exceed the Purchase Price, whereby it is agreed and understood that the Sellers are not obliged to indemnify the Purchaser in respect of a possible reduction of the value of the SS&C Shares, but are only obliged to transfer the SS&C Shares to the Purchaser.

ARTICLE 7.  NON-COMPETITION AND OTHER LIMITATIONS
-------------------------------------------------

7.1 Each Dutch Party hereby agrees with the Purchaser that it will not without the prior written consent of the Purchaser for a period of 2 (two) years from the date hereof, in the Netherlands, as managing director, shareholder or other wise, either directly or indirectly, be engaged in or concerned with any business which competes in any way with the business of the Company and/or any of its affiliates or subsidiaries.

7.2 In the event that any Dutch Party infringes any of the provisions of paragraph 1 of this Article 7, it shall without any prior notice or Court action forfeit for the benefit of the Purchaser an immediately payable penalty amounting to NLG 1,000,000.00 (one million Netherlands guilders) for each infringement and to NLG 25,000.00 (twenty five thousand Netherlands guilders) for each day such infringement will continue, without any damage or loss requiring to be proven and without prejudice to the right of the Purchaser to claim additional damages if there are grounds for so doing.

ARTICLE 8.  TRADENAME
---------------------

Neither the Dutch Parties nor any company which is an affiliate or a subsidiary of any Dutch Party shall after the Closing Date use the tradenames "Mabel" or "Mabel Systems" or any tradename which deviates to such small extent from such trade names that confusion among the public may be expected.

ARTICLE 9.  CONFIDENTIALITY
---------------------------

9.1 The Dutch Parties undertake not to, at any time subsequent to this Agreement, divulge or communicate to any company, person or entity (other than to the Purchaser and the Company or to any of their officers or employees who need to acquire such knowledge in the performance of their duties or as directed or approved by the Purchaser in writing) any confidential information or information of an apparently confidential nature whatsoever concerning the business, affairs, accounts, dealings, transactions, customers, suppliers or business relations of the Purchaser insofar as such information has come to the knowledge of the Dutch Parties during the preparation of this Agreement, or of the Company, except:

     (a) to the extent required by law or any competent authority after consultation with the Purchaser;
     (b) to their professional advisers under condition of confidentiality and only to the extent necessary for any lawful purpose; or

     (c) to the extent that such information is at the date hereof or hereafter becomes public knowledge otherwise than through improper disclosure by any person.

9.2 The Purchaser undertakes not to, at any time subsequent to this Agreement, divulge or communicate to any company, person or entity (other than to the Dutch Parties and the Company or to any of their officers or employees who need to acquire such knowledge in the performance of their duties or as directed or approved by the Dutch Parties in writing) any confidential information or information of an apparently confidential nature whatsoever concerning the business, affairs, accounts, dealings, transactions, customers, suppliers or business relations of the Dutch Parties insofar as such information has come to the knowledge of the Purchaser during the preparation of this Agreement, except:

     (a) to the extent required by law or any competent authority after consulta tion with the Dutch Parties;
     (b) to their professional advisers under condition of confidentiality and only to the extent necessary for any lawful purpose; or
     (c) to the extent that such information is at the date hereof or hereafter becomes public knowledge otherwise than through improper disclosure by any person.

ARTICLE 10.  RESTRICTIONS ON TRANSFER OF SS&C SHARES
----------------------------------------------------

10.1 Restrictions on Transfer of SS&C Shares

     a. Except as otherwise provided in subsection 10.1 (b) below, each Dutch Party shall not, for a period extending from the date of issuance of the SS&C Shares to the third anniversary of the date of such issuance (the "Restricted Period"), sell, assign, transfer, pledge, mortgage, enter into any hedging transaction or otherwise dispose of, by operation of law or otherwise (collectively referred to as "transfer"), any of the SS&C Shares, or any interest therein. At any time after the Restricted Period, at the request of the respective Dutch Parties, the Purchaser, at its own expense, shall promptly remove or cause to be removed from the SS&C Shares the restrictive legends described in Article 10.1 (f) below. Prior to the removal of such legends, the SS&C Shares will be listed for trading on the Nasdaq National Market.

     b. Notwithstanding the foregoing, each Dutch Party may transfer SS&C Shares to or for the benefit of any controlling stockholder of such Dutch Party, provided that such SS&C Shares shall remain subject to this

          Agreement (including without limitation the restrictions on transfer set forth in this Article 10) and such permitted transferee shall, as a condition to such transfer, deliver to the Purchaser a written instrument confirming such transferee shall be bound by all of the terms and conditions of this Agreement.

     c. The Purchaser shall not be required (i) to transfer on its books any of the SS&C Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or
          (ii) to treat as owner of such SS&C Shares or to pay dividends to any transferee to whom such SS&C Shares shall have been so sold or transferred.

     d. If from time to time during the Restricted Period there is any stock split-up, stock dividend, stock distribution or other reclassification of the common stock of the Purchaser, any and all new, substituted or additional securities to which a Dutch Party is entitled by reason of its ownership of the SS&C Shares shall be immediately subject to the restrictions on transfer and other provisions of this Agreement in the same manner and to the same extent as the SS&C Shares.

     e. If the SS&C Shares are converted into or exchanged for, or stockholders of the Purchaser receive by reason of any distribution in total or partial liquidation, securities of another corporation, or other property (including cash), pursuant to any merger of the Purchaser or acquisition of its assets, then the rights of the Purchaser under this Agreement shall inure to the benefit of the Purchaser's successor and this Agreement shall apply to the securities or other property received upon such conversion, exchange or distribution in the same manner and to the same extent as the SS&C Shares.

     f. All certificates representing SS&C Shares shall have affixed thereto legends in substantially the following form:

               "The shares of common stock represented by this certificate are subject to restrictions on transfer set forth in a certain Share Purchase Agreement between the corporation and the registered owner of the shares (or his predecessor in interest), and such Agreement is available for inspections without charge at the office of the Secretary of the corporation."

               and

               "The shares of Common Stock represented by this certificate may not be offered, sold or transferred except in accordance with the provisions of Regulation S under the Securities Act of 1933, as amended."

ARTICLE 11.  ENTIRE AGREEMENT
-----------------------------

This Agreement sets out the entire agreement between the parties and supersedes any and all prior agreements between the parties, including the Letter of Intent dated 23 August 1997.

ARTICLE 12.  NO WAIVER OF CLAIM
-------------------------------

No failure of the Purchaser to take any action in the event of breach of any of the provisions of this Agreement or in the event of breach of any of the Representations and Warranties shall be considered to constitute a waiver.

ARTICLE 13.  COSTS
------------------

Each party shall bear its own costs and expenses in connection with this Agreement. The costs for the preparation of the deed of transfer will be borne by the Sellers and the Purchaser equally.

ARTICLE 14.  ANNEXES
--------------------

The Annexes to this Agreement form an integral part of this Agreement. Any reference to this Agreement includes references to the said Annexes.

ARTICLE 15.  DESCRIPTION HEADINGS
---------------------------------

Descriptive headings used in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

ARTICLE 16.  COUNTERPARTS
-------------------------

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

ARTICLE 17.  ASSIGNABILITY
--------------------------

This Agreement may not be assigned by any party without the prior written consent of the other parties.

ARTICLE 18.  INVALID PROVISIONS
-------------------------------

In the event that any of the provisions contained herein shall be deemed invalid or unenforceable, then the remaining provisions shall be construed as if such invalid or unenforceable provisions were not contained herein; and such invalid or unenforceable provision shall then be deemed to have been replaced by a provision which as closely as possible meets the intention of the parties when inserting the original provision.

ARTICLE 19.  GUARANTEE BY HILHORST AND EELTINK
----------------------------------------------

Hilhorst hereby unconditionally guarantees all obligations of Seller I to make indemnification payments to the Purchaser as a consequence of the Representations and Warranties of the Sellers in respect of taxes and social security contributions not being correct. Eeltink hereby unconditionally guarantees all obligations of Seller II to make indemnification payments to the Purchaser as a consequence of the Representations and Warranties of the Sellers in respect of taxes and social security contributions not being correct.

ARTICLE 20.  APPROVAL PURSUANT TO SECTION 1:88 NETHERLANDS CIVIL CODE
---------------------------------------------------------------------

Pursuant to Section 1:88 of the Netherlands Civil Code, the spouse of Eeltink, Mrs. M.P.H.J.G. Eeltink-Mulders shall sign this Agreement as evidence that she approves of the representations and warranties and other covenants and guarantees made by Eeltink.

ARTICLE 21.  PLEDGE OF SS&C SHARES
----------------------------------

     (a) In order to provide the Purchaser with more security in respect of the obligations of the Sellers under this Agreement, each of the Sellers hereby grants to the Purchaser a security interest in 50% of the SS&C Shares to be received by such Seller, the certificates for which SS&C Shares, together with stock transfer powers executed in blank, the Sellers will deliver to the Purchaser immediately upon receipt thereof (collectively, the "Collateral").
The security interests in the Collateral granted hereby secure payment and performance of all obligations of the Sellers under this Agreement. While a Seller is not in default in the performance of its obligations under this Agreement, such Seller may vote its SS&C Shares pledged as Collateral and may receive cash dividends and other distributions payable with respect to the Collateral; provided, however, that such Seller shall immediately inform the Purchaser of the receipt of any such dividend, payment or other distribution and shall hold the amount thereof in trust for the Purchaser unless and until the Purchaser shall in writing release the Seller from such trust. Each Seller shall cause all non-cash dividends and distributions with respect to the Collateral to be distrib-uted directly to the Purchaser, to be held by the Purchaser as additional Collateral, and if such distribution is made to the Seller it shall receive such distributions in trust for the Purchaser and shall immediately transfer them to the Purchaser.

     (b) Upon the occurrence of any default by a Seller in the performance of its obligations hereunder, the Purchaser may, at its sole discretion, (i) sell, assign or deliver all or any part of the Collateral of such Seller at any public or private sale, without any advertisement, presentment, demand or performance, protest, notice of protest, notice of dishonour or any other notice; (ii) exercise the right to vote, the right to receive cash dividends and other distributions and all other rights with respect to such Collateral as if the Purchaser were the absolute owner thereof; (iii) take title to such Collateral and (iv) exercise any and all other rights available to a secured party under the United States Uniform Commercial Code and other applicable laws. The security interests hereby shall terminate on the second anniversary of the Closing Date.

     (c) Furthermore, the Sellers agree that any further payment to be made under Article 2.1 (c) may be set off against any claim the Purchaser may have against the Sellers.

ARTICLE 22.  GOVERNING LAW
--------------------------

This Agreement shall be construed in accordance with and governed by the laws of the Netherlands.

ARTICLE 23.  COMPETENT COURT
----------------------------

Any disputes arising in connection with this Agreement or further agreements resulting herefrom shall be exclusively brought before the competent court of Amsterdam, the Netherlands.


IN WITNESS WHEREOF the parties hereto have executed this Agreement in three original copies in Amsterdam on 14 November 1997.


For and on behalf of                          For and on behalf of
SS&C TECHNOLOGIES, INC.:                      G.M.  HILHORST HOLDING B.V.:


/s/ William C.  Stone                         /s/ G.M.  Hilhorst
----------------------------                  ----------------------------------
by:  William C.  Stone                        by:  G.M.  Hilhorst
title:  Chairman                              title:  Director

For and on behalf of
LEBAM BEHEER B.V.:                       G.M.  HILHORST:



/s/ B.C.  Eeltink                        /s/ G.M.  Hilhorst
-------------------------                -----------------------------
by:  B.C.  Eeltink
title:  Director


B.C.  EELTINK:



/s/ B.C.  Eeltink
-------------------------


[Handwritten by Mrs. M.P.H.J.G. Eeltink-Mulders: "As evidence for my approval"]



MRS.  M.P.H.J.G.  EELTINK-MULDERS:



/s/ M.P.H.J.G.  Eeltink-Mulders
-------------------------------